Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2005 THIRD QUARTER RESULTS,

NEW STUDENT ENROLLMENT INCREASED 9.0 PERCENT

CARMEL, IN, October 27, 2005--ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that earnings per share ("EPS") in the third quarter of 2005 increased 87.2 percent to $0.73 compared to $0.39 in the third quarter of 2004. Before the adjustments to the reserve for special legal and other investigation costs, EPS in the third quarter of 2005 would have been $0.65, a 25.0 percent increase compared to $0.52 in the third quarter of 2004. The reconciliation to the company's consolidated statements of income for the financial measure in this paragraph that is not under generally accepted accounting principles is provided in the table below and on the company's website at www.ittesi.com.

New student enrollment in the third quarter of 2005 increased 9.0 percent to 15,845 compared to 14,534 in the same period of 2004. Total student enrollment increased 5.1 percent to 44,331 as of September 30, 2005, compared to 42,183 as of September 30, 2004. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments and enrollments at two institutes that ceased operations at the end of 2004. Rene R. Champagne, Chairman and CEO of ITT/ESI, said, "We are pleased with our third quarter performance. The demand for our programs of study remains strong and we are continuing to execute on our strategic growth plan."

The company provided the following information for the three and nine months ended September 30, 2005:

Financial and Operating Data For The Three Months Ended September 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2005	2004	Increase/ (Decrease)

Revenue	$176.8	$157.9	11.9%

Special Legal and Other Investigation Costs	$(6.5)	$9.8	N/A
Operating Income	$52.5	$29.3	79.2%
Operating Income Before Special Legal and Other Investigation Costs (A)	$46.0	$39.1	17.5%

Special Legal and Other Investigation Costs as a Percentage of Revenue	(3.7)%	6.2%	N/A
Operating Margin	29.7%	18.6%	1,110 basis points
Operating Margin Before Special Legal and Other Investigation Costs (A)	26.0%	24.8%	120 basis points

Special Legal and Other Investigation Costs, Net of Tax	$(3.9)	$6.0	N/A
Net Income	$34.4	$18.5	86.4%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (A)	$30.5	$24.5	24.6%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	$(0.08)	$0.13	N/A
Earnings Per Share (diluted)	$0.73	$0.39	87.2%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax (A)	$0.65	$0.52	25.0%

New Student Enrollment (B)	15,845	14,534	9.0%
Continuing Students (C)	28,486	27,649	3.0%
Total Student Enrollment as of September 30th (C)	44,331	42,183	5.1%
Online Course Registrations (D)	38,029	22,128	71.9%
Quarterly Persistence (Retention) Rate (E)	68.8%	71.4%	(260) basis points
Revenue Per Student (B)	$4,268	$4,070	4.9%
Cash and Cash Equivalents and Investments as of September 30th	$396.5	$315.7	25.6%
Bad Debt Expense as a Percent of Revenue	1.7%	1.8%	(10) basis points
Days Sales Outstanding as of September 30th	9.3 days	8.2 days	1.1days
Deferred Tuition Revenue as of September 30th	$152.3	$136.1	11.9%
Debt	$0	$0	--
Diluted Shares of Common Stock Outstanding	47,257,000	46,743,000	1.1%
Shares of Common Stock Repurchased	0	0	--
Land and Building Purchases	$3.7 (F)	$1.8 (G)	102.4%
Number of New Colleges Opened	1	0	--
Capital Expenditures, Net	$4.1	$6.1	(33.0)%

Financial and Operating Data For The Nine Months Ended September 30th
(Dollars in millions, except per share data)
	2005	2004	Increase/ (Decrease)

Revenue	$505.7	$450.6	12.2%

Special Legal and Other Investigation Costs	$1.2	$25.1	(95.2)%
Operating Income	$110.5	$65.7	68.2%
Operating Income Before Special Legal and Other Investigation Costs (A)	$111.7	$90.8	23.0%

Special Legal and Other Investigation Costs as a Percentage of Revenue	0.3%	5.6%	N/A
Operating Margin	21.8%	14.6%	720 basis points
Operating Margin Before Special Legal and Other Investigation Costs (A)	22.1%	20.2%	190 basis points

Special Legal and Other Investigation Costs, Net of Tax	$0.7	$15.3	N/A
Net Income	$71.8	$41.5	73.3%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (A)	$72.6	$56.8	27.8%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	$0.02	$0.33	N/A
Earnings Per Share (diluted)	$1.52	$0.89	70.8%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax (A)	$1.54	$1.21(H)	27.3%

New Student Enrollment (I)	36,245	34,048	6.5%
Land and Building Purchases	$23.5 (J)	$8.6 (K)	172.5%
Capital Expenditures, Net	$14.1	$16.1	(12.2)%

(A) Given the large amount of legal and other investigation costs accrued in connection with the U.S. Department of Justice ("DOJ") investigation of the company, the U.S. Securities and Exchange Commission ("SEC") inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company, as described in the company's 2005 second quarter report on Form 10-Q which was filed with the SEC on July 29, 2005 (collectively, the "Actions"), the company's management believes that the company's performance results without these additional costs is a useful measure for management and might be a useful supplement for investors in comparing the company's performance absent the legal and other investigation costs associated with the Actions. Although legal and other investigation costs are a regular expense of the company, the level of legal and other investigation costs incurred by the company as a result of the Actions is much larger than the company has previously experienced, and the company hopes that legal and other investigation costs at this level will not occur in the future. In evaluating the company's performance, the company's management uses the following measurements that are not under generally accepted accounting principles ("GAAP") and are, therefore, non-GAAP financial measures. Although the non-GAAP financial measures exclude cash cost to the company, management compensates for this by also using the GAAP measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the measures prepared in accordance with GAAP.

(1) The company believes that Operating Income Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company's Operating Income without the Special Legal and Other Investigation Costs for the three and nine months ended September 30, 2005 with the Operating Income without the Special Legal and Other Investigation Costs for the corresponding periods in 2004. Operating Income Before Special Legal and Other Investigation Costs can be reconciled to Operating Income as shown in the two lines of the table immediately preceding this entry.

(2) The company believes that Operating Margin Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company's Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the three and nine months ended September 30, 2005 with the Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the corresponding periods in 2004. Operating Margin Before Special Legal and Other Investigation Costs can be reconciled to Operating Margin as shown in the two lines of the table immediately preceding this entry.

(3) The company believes that Net Income Before Special Legal and Other Investigation Costs, Net of Tax provides useful information to management and investors by improving their ability to compare the company's Net Income without the Special Legal and Investigation Costs, Net of Tax for the three and nine months ended September 30, 2005 with Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the corresponding periods in 2004. The company's effective tax rate was 39.5 percent in both the three and nine months ended September 30, 2005 (exclusive of the adjustment to the company's income tax provision related to the favorable resolution of state income tax reviews and a favorable return to provision adjustment for the year ended December 31, 2004) compared to 39.0 percent in both the three and nine months ended September 30, 2004. Net Income Before Special Legal and Other Investigation Costs, Net of Tax can be reconciled to Net Income as shown in the two lines of the table immediately preceding this entry.

(4) The company believes that Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax provides useful information to management and investors by improving their ability to compare the company's Earnings Per Share (diluted) without the Special Legal and Other investigation Costs Per Share (diluted), Net of Tax for the three and nine months ended September 30, 2005 with the Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the corresponding periods in 2004. Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax can be reconciled to Earnings Per Share (diluted) as shown in the two lines of the table immediately preceding this entry.

(B) Excludes international enrollments.

(C) Excludes international enrollments and enrollments at the two ITT Technical Institutes that ceased operations at the end of 2004. As of September 30, 2004, the combined total student enrollment at those two colleges was 39.

(D) Represents the number of online courses that students were registered to take. Excludes any online courses that the company's international enrollments may have been registered to take.

(E) Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.

(F) Represents the facilities of one of the company's colleges, one parcel of real estate on which the company intends to build a facility for one of its colleges and construction costs associated with building the facilities of seven of the company's colleges.

(G) Represents two parcels of real estate on which the company built facilities for two of the company's colleges.

(H) The actual Net Income Before Special Legal and Other Investigation Costs, Net of Tax divided by the number of diluted shares of the company's common stock outstanding calculates to $1.21 per share. Due to rounding, however, the sum of Earnings Per Share (diluted) of $0.89 and Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax of $0.33 equals $1.22.

(I) Excludes international enrollments and enrollments at the two ITT Technical Institutes that ceased operations at the end of 2004. In the nine months ended September 30, 2004, there were two new student enrollments at those two colleges.

(J) Represents the facilities of three of the company's colleges, two parcels of real estate on which the company intends to build facilities for two of the company's colleges and construction costs associated with building the facilities of nine of the company's colleges.

(K) Represents the facilities of one of the company's colleges and four parcels of real estate on which the company built facilities for four of the company's colleges.

On September 15, 2005, the company reported that, on September 14, 2005, the United States District Court for the Southern District of Indiana dismissed without prejudice all of the claims against all of the defendants in the consolidated securities class action lawsuit filed against the company and ten of its current and former directors and executive officers under the caption: City of Austin Police Retirement System, Individually and on Behalf of All Others Similarly Situated v. ITT Educational Services, Inc., et al. The plaintiffs did not file an amended complaint within the period permitted by the court, and the court dismissed the complaint with prejudice on October 24, 2005.

On September 19, 2005, the company reported that, on September 16, 2005, the Superior Court of Hamilton County, Indiana dismissed with prejudice all of the claims against all of the defendants in the consolidated shareholder derivative lawsuit filed against the company, 13 of its current and former directors and executive officers and its independent registered public accounting firm under the caption: In Re ITT Educational Services, Inc. Derivative Litigation.

On October 17, 2005, the company reported that, in August 2005, the Office of Attorney General for the State of California ("CAG") informed the company that its three year investigation of the company's ITT Technical Institutes in California was initiated as a result of a qui tam action filed against the company on May 9, 2002 in the United States District Court for the Central District of California Western Division by two former employees of the company on behalf of themselves, the federal government and the State of California under the following caption: United States of America ex rel. Mohamed Mahmoud and Ed Maloney v. ITT Educational Services, Inc. (the "Mahmoud Action"). The company also reported that, on September 30, 2005, the CAG and the company agreed to settle the State of California's claims in the Mahmoud Action (without an admission of liability) for an amount that is not material to the company's results of operations or financial condition.

Champagne noted, "We are extremely pleased with the results of the consolidated securities class action lawsuit, consolidated shareholder derivative lawsuit and California Attorney General investigation, which followed the good news that we reported a couple of months ago regarding the investigations of the company conducted by the U.S. Department of Justice and SEC. These favorable results should provide further assurance to our many constituencies that the company is committed to the highest standards of conduct by our employees and allow us to dedicate more of our time and energies to providing our students with a quality education to help them achieve their educational goals."

Kevin M. Modany, President and Chief Operating Officer of ITT/ESI, said, "Our marketing efforts generated a strong lead flow in the third quarter, indicating that the adjustments we've been making to our media mix to offset advertising price increases are beginning to produce the desired results. The inquiries generated also converted to applications and enrollments at attractive levels. Due to the effect of the recent hurricanes on the Gulf Coast region, we temporarily closed our school in St. Rose (New Orleans), LA prior to the start of the academic quarter that began in September. We estimate that the temporary closing of the St. Rose school negatively impacted our new student enrollment in the third quarter by approximately 150 students and total student enrollment as of September 30, 2005 by approximately 450 students. We intend to re-open the school in St. Rose in time for the start of the next academic quarter, but it will still take some time before the student census returns to the pre-hurricane level. We estimate that the temporary closure of the St. Rose school will negatively impact our EPS by approximately $0.01 in the fourth quarter of 2005 and by approximately $0.04 in 2006. If the hurricanes had not forced us to temporarily close the St. Rose school, we believe that new student enrollment in the third quarter of 2005 would have increased approximately 10.7 percent compared to the same period in 2004, and that total student enrollment would have increased approximately 6.5 percent as of September 30, 2005 compared to the same date in 2004. We are very happy to report that all of our employees at the St. Rose school are safe, and we are working to help those employees and their families."

Modany continued, "In the third quarter of 2005, 50 of our colleges each commenced one or more classes of students in our degree programs in Business Administration, Business Accounting Technology and/or Criminal Justice. As of September 30, 2005, approximately 11.0 percent of our student body was enrolled in these non-technology programs at the associate or bachelor degree level compared to approximately 3.0 percent as of the same date in 2004. We opened our fourth learning site in Woodbury (Minneapolis), MN during the third quarter, and we are developing plans to open three to four additional learning sites in 2006. We plan to commence classes at three new colleges in the fourth quarter of this year, provided that we obtain all of the required regulatory approvals. The new colleges will be located in: Tulsa, OK; Flint, MI; and Clovis (Fresno), CA. Our goal is to open an additional three to five new colleges in 2006. Our online course registrations were approximately 38,000 in the three months ended September 30, 2005 compared to approximately 22,000 in the same period of 2004, primarily as a result of 64 colleges offering our 2+1 hybrid delivery model and increased student enrollment in our programs of study that are taught entirely online. We plan to make additional investments in our online operations in future quarters in order to address the increasing demand for our online programs of study. Bachelor degree enrollments represented approximately 25 percent of our total student enrollment as of September 30, 2005 compared to approximately 16 percent as of September 30, 2004."

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, "We had another very strong financial quarter. Revenue for the quarter increased 11.9 percent to $176.8 million compared to $157.9 million in the three months ending September 30, 2004. As a result of the favorable developments on the legal front in the third quarter, we reduced our estimate of the special legal and other investigation costs associated with the DOJ investigation, SEC inquiry, and securities class action, shareholder derivative and books and records inspection litigation by approximately $6.5 million to approximately $26.4 million. As of September 30, 2005, we had been billed approximately $25.1 million in special legal and other investigation costs related to those matters. Excluding the reduction in the special legal and other investigation costs during the most recent quarter and the charge recorded in the third quarter last year, our operating margin improved 120 basis points to 26.0 percent compared to 24.8 percent in the third quarter of 2004, primarily due to our expanded use of the 2+1 hybrid delivery model. During the quarter, we reduced our tax provision as a result of the favorable resolution of a number of state income tax reviews and a favorable return to provision adjustment for the year ended December 31, 2004. This reduction caused EPS in the quarter to increase by $0.03." The reconciliation to the company's consolidated statements of income for the non-GAAP financial measure in this paragraph is provided in the table above and on the company's website at: www.ittesi.com.

Fitzpatrick continued, "Our cash and cash equivalents and investments as of September 30, 2005 increased 25.6 percent to $396.5 million compared to $315.7 million as of September 30, 2004. There are approximately 4.2 million shares of our common stock that we have not yet repurchased under the share repurchase authorized by our Board of Directors in October 2002. We intend to re-commence repurchasing our shares pursuant to this authorization in the near future if conditions are right."

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of the institutes; the company's ability to implement its growth strategies; receptivity of students and employers to the company's existing program offerings and new curricula; loss of lender access by the company's students for student loans; the results of the shareholder derivative lawsuits filed against the company which, if adversely determined, could have a material adverse affect on the company's financial condition and results of operations; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY: WEB SITE:

Nancy Brown www.ittesi.com

Director Corporate Relations

(317) 706-9260

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

		As of
	September 30, 2005	December 31, 2004	September 30, 2004
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents (a)	$ 20,066	$ 9,389	$ 21,991
Restricted cash	--	8,194	--
Short-term investments (a)	374,408	332,570	290,430
Accounts receivable, net	17,880	10,430	14,041
Deferred and prepaid income tax	5,449	6,587	4,842
Prepaids and other current assets	12,104	5,611	5,572
Total current assets	429,907	372,781	336,876
Property and equipment, net	123,616	98,746	92,515
Direct marketing costs	16,852	14,713	13,813
Investments	2,065	6,363	3,275
Other assets	572	786	989
Total assets	$ 573,012	$ 493,389	$ 447,468

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$ 40,074	$ 33,769	$ 48,148
Accrued compensation and benefits	16,529	16,122	17,499
Other accrued liabilities	21,093	26,418	29,866
Deferred revenue	152,331	156,792	136,094
Total current liabilities	230,027	233,101	231,607
Deferred income tax	10,300	12,842	4,814
Minimum pension liability	9,101	9,101	7,012
Other liabilities	7,064	3,271	3,020
Total liabilities	256,492	258,315	246,453

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none
issued or outstanding	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued
and outstanding	540	540	540
Capital surplus	63,832	59,657	58,866
Retained earnings	364,366	293,910	260,241
Accumulated other comprehensive loss	(5,532)	(5,532)	(4,263)
Treasury stock, 7,754,100, 8,074,919
and 8,131,828 shares at cost	(106,686)	(113,501)	(114,369)
Total shareholders' equity	316,520	235,074	201,015
Total liabilities and shareholders' equity	$ 573,012	$ 493,389	$ 447,468

(a) Certain cash equivalents and short-term investments reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation. The reclassifications had no impact on our total current assets or total consolidated results.

ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004

Revenue	$ 176,764	$ 157,945	$ 505,699	$ 450,606

Costs and expenses
Cost of educational services	81,407	75,033	243,323	229,536
Student services and administrative expenses	49,347	43,771	150,706	130,265
Special legal and other investigation costs	(6,493)	9,837	1,219	25,143
Total costs and expenses	124,261	128,641	395,248	384,944

Operating income	52,503	29,304	110,451	65,662

Interest income, net	2,064	959	5,983	2,316

Income before income taxes	54,567	30,263	116,434	67,978

Income taxes	20,154	11,803	44,592	26,512

Net income	$ 34,413	$ 18,460	$ 71,842	$ 41,466

Earnings per share:
Basic	$ 0.74	$ 0.40	$ 1.56	$ 0.91
Diluted	$ 0.73	$ 0.39	$ 1.52	$ 0.89

Supplemental Data:
Cost of educational services	46.1%	47.5%	48.1%	50.9%
Student services and administrative expenses	27.9%	27.7%	29.8%	28.9%
Special legal and other investigation costs	(3.7%)	6.2%	0.3%	5.6%
Operating margin	29.7%	18.6%	21.8%	14.6%
Student enrollment at end of period	44,331	42,222	44,331	42,222
Technical institutes at end of period	79	77	79	77
Shares for earnings per share calculation:
Basic	46,292	45,871	46,186	45,735
Diluted	47,257	46,743	47,157	46,759
ITT EDUCATIONAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$ 34,413	$ 18,460	$ 71,842	$ 41,466
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,043	3,920	12,781	13,708
Provision for doubtful accounts	2,931	2,803	8,830	7,704
Deferred income taxes	1,016	(52)	(1,404)	(1,812)
Changes in operating assets and liabilities:
Short-term investments (a)	--	(6,895)	--	4,448
Accounts receivable	(7,089)	(5,524)	(16,280)	(12,347)
Prepaids and other assets	2,851	1,308	(6,279)	(2,116)
Direct marketing costs	(355)	(887)	(2,139)	(2,969)
Accounts payable and accrued liabilities	(359)	732	5,365	23,453
Deferred revenue	11,985	13,573	(4,461)	5,730
Net cash flows from operating activities	49,436	27,438	68,255	77,265

Cash flows from investing activities:
Facility expenditures and land purchases	(3,718)	(1,837)	(23,534)	(8,635)
Capital expenditures, net	(4,112)	(6,134)	(14,117)	(16,085)
Proceeds from sales and maturities of investments (a)	119,441	295,080	429,519	921,513
Purchase of investments (a)	(180,125)	(314,899)	(467,059)	(1,017,030)
Net cash flows from investing activities	(68,514)	(27,790)	(75,191)	(120,237)

Cash flows from financing activities:
Exercise of stock options	1,861	4,376	9,419	13,425
Net cash flows from financing activities	1,861	4,376	9,419	13,425

Net change in cash, cash equivalents and restricted cash	(17,217)	4,024	2,483	(29,547)

Cash, cash equivalents and restricted cash at beginning of period	37,283	17,967	17,583	51,538

Cash, cash equivalents and restricted cash at end of period	$ 20,066	$ 21,991	$ 20,066	$ 21,991

(a) Certain cash equivalents and short-term investments reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation. The reclassifications had no impact on our total current assets or total consolidated results.